Exhibit 99.1

Titan Machinery Inc. Announces Fiscal Third Quarter Ended October 31, 2011 Results

-Company Raises Revenue, Net Income and Diluted EPS Guidance Range for Fiscal 2012-

-Third Quarter Revenue Increased 36% to $423 Million and Earnings Per Diluted Share Grew to $0.61-

-Company Generated Construction Segment Pre-Tax Income of $3.3 Million -

-Company Announced International Expansion and Completed Two Acquisitions-

West Fargo, ND — December 9, 2011 — Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal third quarter and first nine months ended October 31, 2011.

Fiscal 2012 Third Quarter Results

For the third quarter of fiscal 2012, revenue increased 35.9% to $423.0 million from revenue of $311.3 million in the third quarter last year.  All three of the Company’s main revenue sources—equipment, parts and service—contributed to this period-over-period revenue growth.  Equipment sales were $312.3 million for the third quarter of fiscal 2012, compared to $241.1 million in the third quarter last year.  Parts sales were $64.5 million for the third quarter of fiscal 2012, compared to $42.0 million in the third quarter last year.  Revenue generated from service was $29.8 million for the third quarter of fiscal 2012, compared to $20.8 million in the third quarter last year.

Gross profit for the third quarter of fiscal 2012 was $74.0 million, compared to $48.0 million in the third quarter of last year. The Company’s gross profit margin increased to 17.5% in the third quarter of fiscal 2012, compared to 15.4% in the third quarter last year, due to increased margins across all revenue streams and a change in sales mix to a larger percentage of revenue coming from higher margin parts, service and rental business.  Gross profit from parts and service revenue for the third quarter of fiscal 2012 was 54% of overall gross profit and increased to $39.6 million from $26.1 million in the third quarter of last year.

Operating expenses were 11.8% of revenue for the third quarter of fiscal 2012 compared to 10.5% for the third quarter of last year reflecting a higher portion of our overall business coming from our Construction segment which normally has a higher gross margin but also higher operating expenses.  This includes additional expenses associated with the Company’s initiative to grow its rental business in the Construction segment.  Regarding rentals, although there are higher expenses as a percentage of rental revenues, the higher rental gross profits more than offset the additional operating expenses.

Pre-tax income for the third quarter of fiscal 2012 was $21.3 million, compared to $12.8 million in the third quarter last year.  Pre-tax margin was 5.0% for the third quarter of fiscal 2012, compared to 4.1% in the third quarter last year.  Pre-tax Agriculture segment income was $20.1 million for the third quarter of fiscal 2012, compared to $14.4 million in the third quarter last year.  Pre-tax Construction segment income improved to $3.3 million for the third quarter of fiscal 2012, compared to a loss of $0.2 million in the third quarter last year.

Net income for the third quarter of fiscal 2012 was $12.8 million, compared to net income of $7.7 million in the third quarter last year.  Earnings per diluted share for the third quarter of fiscal 2012 were $0.61 on approximately 21.1 million weighted average diluted shares outstanding compared to $0.42 on approximately 18.2 million weighted average diluted shares outstanding in the third quarter last year.  The increase in weighted average diluted shares outstanding was primarily due to the Company’s May 2011 follow-on offering.

Fiscal 2012 First Nine Months Results

For the nine months ended October 31, 2011, revenue increased 44.8% to $1.05 billion from $726.4 million for the same period last year. Gross margin for the first nine months of fiscal 2012 was 17.4%, compared to 16.3% in the same period last year. Pre-tax income for the first nine months of fiscal 2012 was $43.9 million for a pre-tax margin of 4.2%, compared to $20.0 million, or a pre-tax margin of 2.8%, for the same period last year. Net income for the first nine months of fiscal 2012 was $26.4 million, or $1.31 per diluted share, compared to $12.0 million, or $0.66 per diluted share, in the same period last year. The nine-month weighted average diluted shares outstanding for fiscal 2012 were 20.1 million, compared to 18.1 million weighted average diluted shares outstanding in the same period last year.

Balance Sheet

The Company ended the third quarter of fiscal 2012 with cash and cash equivalents of $97.9 million. Working capital as of October 31, 2011 was $233.4 million.  The Company’s inventory level was $738.3 million as of October 31, 2011, compared to $429.8 million at the end of fiscal 2011 and $622.5 million as of July 31, 2011.  The increase in inventory primarily reflects an increase in new equipment to support the company’s expected increased sales volume in the fourth quarter of fiscal 2012 and into fiscal 2013.  Additionally, at the end of the third quarter of fiscal 2012, the Company had available $24.2 million under its $75 million working capital line of credit.

Acquisitions & International Expansion, New Store Opening, Store Consolidation

In the third quarter of fiscal 2012, the Company completed two acquisitions, consisting of two agriculture equipment dealerships, opened one new construction equipment dealership in Dickinson, North Dakota, and consolidated and closed its Elk River, Minnesota location. In addition, subsequent to the end of the third quarter of fiscal 2012, the Company completed two acquisitions consisting of two agriculture equipment locations, and the Company entered into a definitive agreement to acquire the business of AgroExpert, which consists of two agriculture equipment dealerships in Romania.

Virgl Implement Inc. & Victors Inc. consists of two agriculture equipment locations in Wahoo and Fremont, Nebraska.  Virgl Implement Inc. and Victors Inc. are situated among what the Company believes to be some of the world’s most productive agriculture land. Both dealerships benefit from their proximities to the Ogallala Aquifer, one of the world’s largest aquifers that provide irrigation resources, resulting in a concentration of intense agriculture, high yields and diversification through all weather cycles.  The acquisitions were completed on September 2, 2011.

Van Der Werff Implement, Inc. consists of one Case IH and New Holland agriculture equipment dealership located in Platte, South Dakota. The dealership is located in a diverse crop and livestock agriculture region of South Dakota and is well situated to serve the farmers and ranchers in this area. The dealership will benefit from synergies with Titan Machinery’s existing South Dakota dealerships in Sioux Falls, Huron, Miller, Highmore and Pierre.  The acquisition was completed on November 1, 2011.

Jewell Implement Company, Inc. consists of one Case IH agriculture equipment dealership located in Jewell, Iowa.  The dealership is located in the fertile farmland of Central Iowa and is in a prime location to complement Titan Machinery’s existing dealerships in Iowa, including its nearby Iowa Falls store.  The acquisition was completed on December 1, 2011.

AgroExpert — International Expansion: The Company entered into a definitive agreement to acquire 70% of the business of AgroExpert, which consists of two Case IH agriculture equipment dealerships, located in Bucharest and Timisoara, Romania.  If and when completed, the acquisition will mark the Company’s first international dealership expansion.  Romania is one of Europe’s leading agricultural producers, and the country’s agriculture as a percentage of gross domestic product is among the highest in Europe, according to the World Bank.  The acquisition is expected to close on or around the end of this calendar year.

Dickinson, North Dakota: The Company opened a Case Construction Equipment dealership in Dickinson, North Dakota on August 1, 2011.  Located in western North Dakota, the Company believes this dealership is well-positioned to benefit from the increased oil industry activity in western North Dakota, resulting from the substantial estimated reserves in the Bakken and Three Forks oil formations.

Elk River, Minnesota: The Company consolidated its Elk River operations into its recently acquired Rogers location, resulting in the closing of the Elk River location.  There will be no closing costs associated with this consolidation.

Management Comments

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “We are pleased with our year-to-date results, as we are positioned to deliver another record year of revenue and net income for Titan Machinery.  Our strong financial performance in the third quarter was driven by solid execution on all fronts.  Our Agriculture segment continues to benefit from the strong agriculture market due to an overall successful harvest in our region and a tight global supply of grain.  Our Construction segment grew significantly compared to the year-ago period; a $3.4 million pre-tax income improvement.  Industry and internal operating improvements positively impacted this segment, as well as our initiative to expand the rental business.”

Mr. Meyer continued, “As we begin the final quarter of fiscal 2012 and look toward next year, we are well positioned for continued growth and profitability.  In addition to expanding our footprint in the Upper Midwest through strategic acquisitions and new store openings, we recently announced the acquisition of AgroExpert in Romania, our first international expansion.  We are pleased with this additional growth platform as well as our expansion to date in the Upper Midwest.”

Outlook

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of the customer’s business. Based on year-to-date results and its outlook for the remainder of fiscal 2012, the Company is raising its revenue, net income and earnings per diluted share guidance range for the full year ending January 31, 2012. The Company now expects to achieve revenue for the full year ending January 31, 2012 in a range of $1.425 billion to $1.5 billion compared to the previous estimate of $1.330 billion to $1.405 billion.  Net income is now expected to be in the range of $35.9 million to $37.9 million compared to the previous net income range of $31.8 million to $33.9 million. Earnings per diluted share is now expected to be in the range of $1.76 to $1.86 compared to the previous range of $1.56 to $1.66 based on estimated weighted average diluted shares outstanding of 20.4 million.

Conference Call and Presentation Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time).  A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com.

Investors interested in participating in the live call can dial (877) 545-1403 from the U.S.  International callers can dial (719) 325-4789.  A telephone replay will be available approximately two hours after the call concludes and will be available through Friday, December 23, 2011, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 7754839.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. Upon the closing of the AgroExpert acquisition, the Titan Machinery network will consist of 91 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming and Wisconsin, as well as two European dealerships in Romania. The Titan Machinery dealerships represent one or more of the CNH Brands ((NYSE: CNH), a majority-owned subsidiary of Fiat Industrial (Milan: FI.MI)), including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding, the integration of and benefits from recent acquisitions, anticipated acquisition closing times, store consolidation costs, sales increase volumes, additional growth and acquisition opportunities and the Company’s ability to capitalize on such opportunities, growth and profitability expectation, and the expected results of operations for the fiscal year ending January 31, 2012, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results.  The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s Construction segment, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served.  These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment.  Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

Senior Managing Director

310-954-1105

TITAN MACHINERY INC.

Consolidated Balance Sheets

(in thousands, except per share data)

	October, 31	January 31,
	2011	2011
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$97,890	$76,112
Receivables, net	52,952	44,945
Inventories	738,345	429,844
Prepaid expenses and other current assets	2,176	1,003
Deferred income taxes	2,880	3,247

Total current assets	894,243	555,151

INTANGIBLES AND OTHER ASSETS
Noncurrent parts inventories	3,136	2,405
Goodwill	23,164	18,391
Intangible assets, net of accumulated amortization	9,758	4,734
Other	2,787	2,793
	38,845	28,323

PROPERTY AND EQUIPMENT, net of accumulated depreciation	118,329	65,372

	$1,051,417	$648,846

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$39,091	$15,957
Floorplan notes payable	576,763	320,801
Current maturities of long-term debt and short-term advances	1,925	4,207
Customer deposits	19,237	28,180
Accrued expenses	22,387	16,816
Income tax payable	1,471	2,093

Total current liabilities	660,874	388,054

LONG-TERM LIABILITIES
Long-term debt, less current maturities	59,544	33,409
Deferred income taxes	10,249	9,012
Other long-term liabilities	3,419	3,814
	73,212	46,235

STOCKHOLDERS’ EQUITY
Common stock, par value $.00001 per share, authorized - 25,000 shares; issued and outstanding - 20,756 at October 31, 2011 and 17,917 at January 31, 2011	—	—
Additional paid-in-capital	216,881	140,466
Retained earnings	100,450	74,091
	317,331	214,557

	$1,051,417	$648,846

TITAN MACHINERY INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE
Equipment	$312,304	$241,096	$786,816	$544,587
Parts	64,468	42,028	155,670	111,038
Service	29,843	20,832	76,202	54,885
Rental and other	16,345	7,351	33,286	15,920
TOTAL REVENUE	422,960	311,307	1,051,974	726,430

COST OF REVENUE
Equipment	283,690	221,163	711,421	496,306
Parts	44,389	29,296	108,535	78,666
Service	10,304	7,435	27,175	20,376
Rental and other	10,580	5,435	22,192	12,613
TOTAL COST OF REVENUE	348,963	263,329	869,323	607,961

GROSS PROFIT	73,997	47,978	182,651	118,469

OPERATING EXPENSES	50,060	32,849	133,556	91,857

INCOME FROM OPERATIONS	23,937	15,129	49,095	26,612

OTHER INCOME (EXPENSE)
Interest and other income	307	207	859	414
Floorplan interest expense	(2,625)	(2,138)	(5,121)	(5,850)
Interest expense other	(283)	(394)	(899)	(1,129)

INCOME BEFORE INCOME TAXES	21,336	12,804	43,934	20,047

PROVISION FOR INCOME TAXES	(8,536)	(5,098)	(17,575)	(8,068)

NET INCOME	$12,800	$7,706	$26,359	$11,979

EARNINGS PER SHARE - BASIC	$0.62	$0.44	$1.35	$0.68
EARNINGS PER SHARE - DILUTED	$0.61	$0.42	$1.31	$0.66

TITAN MACHINERY INC.

Segment Results

(in thousands)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2011	2010	% Change	2011	2010	% Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Revenue
Agriculture	$361,601	$282,365	28.1%	$914,932	$645,269	41.8%
Construction	77,435	39,827	94.4%	181,395	108,140	67.7%
Segment revenue	439,036	322,192	36.3%	1,096,327	753,409	45.5%
Eliminations	(16,076)	(10,885)	(47.7)%	(44,353)	(26,979)	(64.4)%
Total	$422,960	$311,307	35.9%	$1,051,974	$726,430	44.8%

Income (Loss) Before Income Taxes
Agriculture	$20,068	$14,420	39.2%	$43,964	$25,458	72.7%
Construction	3,254	(169)	2025.4%	4,482	(2,936)	252.7%
Segment income (loss) before income taxes	23,322	14,251	63.7%	48,446	22,522	115.1%
Shared Resources	(1,772)	(1,343)	(31.9)%	(3,786)	(1,977)	(91.5)%
Eliminations	(214)	(104)	(105.8)%	(726)	(498)	(45.8)%
Total	$21,336	$12,804	66.6%	$43,934	$20,047	119.2%

Note: The Company reports its revenue and income (loss) before income taxes at the segment level before inter-company eliminations.